EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

As of December 28, 2002, CVS Corporation had the following significant subsidiaries:

CVS Rhode Island, Inc. (a Rhode Island corporation)

CVS Center, Inc. (a New Hampshire corporation)

CVS Foreign, Inc. (a New York corporation)

CVS Pharmacy, Inc. (a Rhode Island corporation)

Nashua Hollis CVS, Inc. (a New Hampshire corporation)(1)

CVS Vanguard, Inc. (a Minnesota corporation)

CVS Meridian, Inc. (a New York corporation)

CVS New York, Inc. (a New York corporation)

CVS Revco D.S., Inc. (a Delaware corporation)

Revco Discount Drug Centers, Inc. (a Michigan corporation)(2)

Hook-SupeRx, Inc. (a Delaware corporation)(3)

Big B, Inc. (an Alabama corporation)(4)

Arbor Drugs, Inc. (a Michigan corporation)(5)

PharmaCare Management Services, Inc. (a Delaware corporation)(6)

ProCare Pharmacy, Inc. (a Rhode Island corporation)(7)

CVS Rx Services, Inc. (a New York corporation)

(1)        Nashua Hollis CVS, Inc. is the immediate parent corporation of approximately 1,500 entities that directly or indirectly operate drugstores, all of which drugstores are in the United States. CVS of DC and VA, Inc. (formerly Peoples Drug Stores, Inc.), a Maryland corporation and a direct subsidiary of Nashua Hollis CVS, Inc., is, in turn, the immediate parent of approximately 12 corporations that operate drugstores, all of which drugstores are in the United States.

(2)        Revco Discount Drug Centers, Inc. (a Michigan corporation) is the immediate parent corporation of two corporations that operate drugstores, all of which drugstores are in the United States. Revco Discount Drug Centers, Inc. (an Ohio corporation), a direct subsidiary of Revco Discount Drug Centers, Inc. (a Michigan corporation) is, in turn, the immediate parent corporation of one corporation that operates drugstores, all of which drugstores are in the United States.

(3)        Hook-SupeRx, Inc. is the immediate parent corporation of two entities that directly or indirectly operates drugstores, all of which drugstores are in the United States.

(4)        Big B, Inc. is the immediate parent corporation of one corporation that operates drugstores, all of which drugstores are in the United States.

(5)        Arbor Drugs, Inc. is the immediate parent corporation of two corporations that operate drugstores and is the majority owner of two corporations that operate apothecaries, all of which drugstores or apothecaries are in the United States.

(6)        PharmaCare Management Services, Inc., the Registrant’s pharmacy benefits management subsidiary, is wholly owned by subsidiaries of the Registrant. PharmaCare Management Services, Inc. is, in turn, the immediate parent corporation of several PBM subsidiaries and PharmaCare Direct, Inc., a mail order pharmacy corporation.

(7)        ProCare Pharmacy, Inc. is a 92% owned subsidiary of Nashua Hollis CVS, Inc. and operates apothecaries focused on specialty pharmaceuticals, all of which apothecaries are in the United States.  It is the direct parent of ProCare Pharmacy Direct, Inc., a mail order specialty pharmacy corporation, and several store corporations and limited liability companies that operate specialty pharmacies.